SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C, 20549

                                   ----------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



Date of Report (Date of earliest event reported):                 April 19, 2000
                                                                  --------------

                           FINOVA CAPITAL CORPORATION.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)



         DELAWARE                     1-7543                     94-1278569
----------------------------        -----------               ----------------
(State or Other Jurisdiction        (Commission               (I.R.S. Employer
     of Incorporation)              File Number)             Identification No.)



4800 NORTH SCOTTSDALE ROAD, SCOTTSDALE ARIZONA                    85251-7623
----------------------------------------------                    ----------
  (Address of principal executive offices)                        (Zip Code)



        Registrant's telephone number, including area code: 480/636-4800
                                                           -------------

ITEM 5. OTHER EVENTS.

     A. On April 19, 2000, FINOVA Capital Corporation announced revenues, net income and selected financial data and ratios for the first quarter ended March 31, 2000 (unaudited).

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

     (c)  Exhibits:


     Exhibits                                  Title
     --------                                  -----
        99 Press Release, issued by FINOVA Capital Corporation dated April 19, 2000.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                     FINOVA Capital Corporation

                                          (Registrant)



Dated: April 19, 2000          By /s/ Bruno A. Marszowski
                                  ----------------------------------------------
                                  Bruno A. Marszowski, Senior Vice President,
                                  Chief Financial Officer and Controller
                                  Principal Financial Officer/Authorized Officer

                                   EXHIBIT 99

CONTACT: Stuart Tashlik                                          April 19, 2000
         Senior V.P.--Planning & Communications                 8:00 a.m. E.D.T.
         480/636-5355

             THESE ARE THE EARNINGS FOR FINOVA CAPITAL CORPORATION,
               THE PRINCIPAL SUBSIDIARY OF THE FINOVA GROUP INC.,
                  WHOSE EARNINGS WERE RELEASED APRIL 18, 2000.

                           FINOVA CAPITAL CORPORATION
                  ANNOUNCES EARNINGS FOR FIRST QUARTER OF 2000

SCOTTSDALE, ARIZ., APRIL 19, 2000 - FINOVA Capital Corporation today announced net income of $11.4 million for the quarter ended March 31, 2000, compared to $51.0 million for the quarter ended in 1999, down as a result of an $80 million special charge to pre-tax earnings to bolster and replenish loss reserves and provide payment of deferred compensation and executive severance, as announced on March 27, 2000. The additional loss reserves were added following a first-quarter 2000 write-off related to a $70 million loss on a major customer of FINOVA's Distribution & Channel Finance (DCF) division. The remainder of the charge will be used to provide payment of deferred compensation and executive severance for Samuel L. Eichenfield, FINOVA's former chairman and chief executive officer, who retired on March 24, 2000.

     Excluding the special charge, net income for the first quarter of 2000 would have been $59.7 million, a 17% increase in net income over the comparable 1999 period.

     Matt Breyne, FINOVA's president and new chief executive officer, said, "The first three months of 2000 included a series of events that resulted in our most disappointing quarter since FINOVA went public in March 1992. We are confident this write-off is not indicative of a systemic problem. The retirement of our long-time and well-respected chairman and CEO, Sam Eichenfield, has raised much speculation. I wish to reiterate my earlier comment on March 27 that Sam's retirement was not related to any portfolio issues."

     Interest margins earned were up 30% in the first quarter of 2000 compared to the first quarter of 1999 ($161.6 million vs. $124.7 million). The increase was due primarily to portfolio growth (managed assets), which increased by 18%, 21% when excluding $345 million of assets held for sale at Realty Capital at March 31, 1999. Portfolio growth resulted primarily from $4.8 billion of new business added during the last 12 months. First-quarter annualized portfolio growth was 7.1%, excluding $168 million of commercial mortgage-backed securities
(CMBS) loans held for sale as of Dec. 31, 1999. The lower growth rate in the first quarter of 2000, when compared to 22.3% in the same period for 1999, is primarily attributable to lower new-business volume generated by the company's Commercial Finance segment ($108 million in the first quarter of 2000 vs. $346 million in the comparable 1999 quarter), partially offset by an increase in new business volume by the Specialty Finance segment ($834 million in the first quarter of 2000 vs. $648 million during the same period in 1999). Total new business for the first quarter of 2000 was $984 million, down slightly from $1.061 billion in the first quarter of 1999. Interest margins earned as a percent of average earning assets were 5.15% in the first quarter of 2000, up slightly from 5.09% in the first quarter of 1999, primarily due to more favorable borrowing costs resulting from lower spreads (approximately 0.17%) on commercial-paper borrowings in the first quarter of 2000 when compared to the first quarter of 1999.

     The backlog of new business at March 31, 2000 was $2.1 billion, up $400 million over the $1.7 billion backlog at March 31, 1999, after excluding $266 million of CMBS loans that were scheduled to be funded and sold by Realty Capital during 1999.

     To alleviate administrative burdens, FINOVA terminated a $300 million securitization agreement that the company's Corporate Finance division entered into in 1995 and 1996, which has very little economic impact, but does reduce the interest margin percentage by approximately 0.10% going forward.

     Fee-based volume for the first quarter of 2000 was $1.390 billion, down $83 million, or 5.6%, from the $1.473 billion generated in the first quarter of 1999. The decline in volume in 2000 was primarily due to lower CMBS volume, partially offset by higher volume in FINOVA's remaining fee-based businesses. Volume-based fees generated were $12.6 million in the first quarter of 2000 which approximated the $12.7 million earned in the 1999 period, as higher rates earned on that business in 2000 (0.92% vs 0.86% in 1999) helped mitigate the effects of the lower volume.

     Loss provisions were higher in the 2000 quarter ($98.0 million vs $9.5 million) due to the special $70 million charge to bolster the reserve for credit losses after the DCF loss and due to other write-offs totaling $23.9 million in 2000 compared to $8.4 million in 1999. Write-offs, excluding the one-time $70 million charge, as a percent of average managed assets were 0.71% annualized in 2000, up from 0.31% annualized in 1999. The write-off ratio objective for the full-year 2000, excluding the special charge, continues to range from 0.50% to 0.60% of average managed assets.

     Nonaccruing assets increased to 2.3% ($318.0 million) of managed assets in the first quarter of 2000, up from the 2.0% ($228.4 million) of managed assets at March 31, 1999, and up slightly from 2.2% ($295.1 million) at December 31, 1999. The increase from the first quarter of 1999 is a combination of higher nonaccruing assets in proportion to portfolio growth; higher nonaccruals in Mezzanine Capital, which historically had higher nonaccrual levels than FINOVA's traditional businesses; and Healthcare Finance, which is experiencing higher nonaccruals due to changes in government reimbursement programs. The loss reserve at March 31 was approximately 2.0% of managed assets while loss reserves as a percent of nonaccruing assets declined to 84.7% at March 31, 2000 from 104.3% at March 31, 1999 and 89.8% at Dec. 31, 1999.

     Gains on disposal of assets were $21.0 million pre-tax in the first quarter of 2000, up 70% from the $12.4 million reported in the first quarter of 1999. Gains in 2000 consisted of $1.1 million from the sale of residuals coming off lease and $19.9 million from the sale of investments and loans, $12.5 million of which came from sales of Healtheon/Web MD stock during the quarter.

     Operating expenses increased to $79.1 million in the first quarter of 2000 from $57.5 million in the comparable 1999 quarter, due to the previously mentioned $10 million accrual for deferred compensation and executive severance, as well as to an increase in personnel costs, principally related to employees added via acquisitions in 1999. Operating efficiency, which is the ratio of operating expenses to operating margins and gains, excluding the special charge for deferred compensation and severance, was 35.4% in 2000, compared to 38.4% in 1999. The improvement is principally due to lower incentive compensation accruals in 2000 related to lower earnings and the decrease in the company's stock price.

     "In early April, FINOVA repositioned its Realty Capital business by ending the preferred partner program entered into with J.P. Morgan in December 1999 and exiting from the origination and sale of commercial real estate loans to the CMBS market," Breyne said. "The CMBS market has contracted and we do not see a bright future in this business for smaller players like FINOVA. Our Realty Capital division will now focus solely on its more profitable on-balance sheet real estate loan products, helping to make FINOVA's financial results more predictable by eliminating the company's exposure to the volatile CMBS market."

This change is expected to decrease 2000 net income by an estimated $10 million to $13 million.

     The ratings for FINOVA Capital, which continue at investment-grade levels, were reduced by Standard & Poor's Ratings Group, Fitch Investors Services, Inc. and Duff & Phelps Credit Rating Co. as follows:

                         Senior Debt              Commercial Paper
                      From          To          From            To
                      ----          --          ----            --
S & P                   A-          BBB+          A2         No Change
Fitch                   A           BBB+         F-1            F-2
D & P                   A            A-          D-1            D-2

     Moody's Investors Service, Inc. reaffirmed its Senior Debt and Commercial Paper ratings of Baa1, and P2. All those rating agencies indicated that the outlook for the company was stable. Dominion Bond Rating Service, which rates FINOVA's debt in Canada, reaffirmed the Senior Debt and Commercial Paper ratings of A (low) and R-1 (low) but changed its trend to negative. The downgrades are expected to increase FINOVA's cost of funds by 0.15% to 0.25%, or impact 2000 net income by $10 million to $13 million.

     In summary, the increase in cost of funds and the costs to exit the CMBS market place are expected to reduce 2000 net income by an estimated $20 million to $26 million.

     Leverage (funded debt-to-equity ratio) at March 31, 2000 was 6.7:1, up from 5.6:1 at March 31, 1999. "Over the remaining quarters of 2000, we plan to maintain or gradually reduce leverage while maximizing return on capital by selectively deploying it among our business units," Breyne said. "This will allow us to grow aggressively in our more profitable niche-oriented businesses while slowing FINOVA's overall growth objectives to 8% to 10% on an annual basis."

     FINOVA  Capital  Corporation  is  one  of the  nation's  leading  financial services companies focused on providing a broad range of capital solutions primarily to midsize business. FINOVA is headquartered in Scottsdale, Ariz., with business development offices throughout the U.S. and in London, U.K., and Toronto, Canada. For more information, visit the company's website at www.finova.com.

                                       ###

                           FINOVA Capital Corporation
                          and Consolidated Subsidiaries
                         Summary of Consolidated Income
                                   (Unaudited)
                             (Dollars in Thousands)


                                                        Quarter Ended March 31,
                                                       ------------------------
                                                         2000           1999
                                                       ---------      ---------
Interest earned from financing transactions            $ 339,193      $ 245,222
Operating lease income                                    27,332         27,853
Interest expense                                        (189,082)      (131,183)
Operating lease depreciation                             (15,876)       (17,226)
                                                       ---------      ---------
Interest margins earned                                  161,567        124,666
Volume-based fees                                         12,598         12,735
                                                       ---------      ---------
Operating margin                                         174,165        137,401
Provision for credit losses                              (98,000)        (9,500)
Gains on disposal of assets                               21,030         12,370
Operating expenses                                       (79,067)       (57,499)
                                                       ---------      ---------
Income before income taxes                                18,128         82,772
Income taxes                                              (6,770)       (31,769)
                                                       ---------      ---------

Net income                                             $  11,358      $  51,003
                                                       =========      =========

                           FINOVA Capital Corporation
         Selected Consolidated Financial Data and Ratios (Unaudited) (A)
                             (Dollars in Thousands)

                                                                                As of
                                                      As of March 31,         December 31,
                                                --------------------------    -----------
FINANCIAL POSITION:                                 2000           1999          1999
                                                -----------    -----------    -----------
 Ending funds employed                          $13,480,961    $11,086,016    $13,121,977
 Securitizations and participations sold (B)        194,860        529,635        483,397
                                                -----------    -----------    -----------
   Total managed assets                          13,675,821     11,615,651     13,605,374
 Reserve for credit losses                          269,339        238,277        264,983
 Nonaccruing assets                                 318,016        228,416        295,123
 Accruing impaired assets                           161,823        104,908        240,126
 Nonaccruing assets as % of managed assets (C)          2.3%           2.0%           2.2%
 Reserve for credit losses as a % of:
   Ending managed assets (C) (D)                        2.0%           2.1%           2.0%
   Nonaccruing assets                                  84.7%         104.3%          89.8%
 Total assets                                   $14,376,434    $11,715,802    $14,039,513
 Total debt                                      11,742,426      9,327,137     11,407,767
 Common shareowner's equity                       1,759,619      1,662,774      1,748,201
 Backlog                                          2,146,113      2,009,652      2,025,867
 Total debt to equity                                  6.7x           5.6x           6.5x


                                                                             For the Year
                                                   For the Quarter Ended        Ended
                                                         March 31,            December 31,
                                                --------------------------    -----------
PERFORMANCE HIGHLIGHTS:                            2000           1999           1999
                                                -----------    -----------    -----------

 Average managed assets (C)                     $13,538,383    $10,762,462    $11,751,923
 Average earning assets (E)                      12,544,574      9,801,293     10,718,941
 New business                                       984,449      1,061,488      4,865,746
 Fee-based volume                                 1,389,872      1,472,697      6,315,296
 Net write-offs                                      93,870          8,403         56,854
 Net write-offs (annualized) as a % of
  Average managed assets (C) (F)                       0.71%          0.31%          0.48%
 Volume-based fees as a % of
  Fee-based volume                                     0.92%          0.86%          0.80%
 Interest margins earned (annualized)
  As a % of average  earning assets                     5.2%           5.1%           5.3%
 Operating expenses as a % of operating margin
  Plus gains                                           40.5%          38.4%          37.0%

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A)   Averages for the periods  presented are based on month-end  balances except for the weighting of acquisitions, which are based on days outstanding.
B) Securitizations are assets sold under securitization agreements and managed by the Company.
C) Excludes participations sold in which the Company has transferred credit risk.
D)   Excludes financing contracts held for sale.
E) Average earning assets equal average funds employed less average deferred taxes on leveraged leases and average nonaccruing assets.
F)   Excludes $70 million special charge in 2000 first quarter.